Exhibit (p)(45)

CODE OF ETHICS

Waddell & Reed Financial, Inc.

Waddell & Reed, Inc.

Fiduciary Trust Company of New Hampshire

Ivy Variable Insurance Portfolios

InvestEd Portfolios

Ivy Funds

Ivy NextShares

Ivy Investment Management Company

Waddell & Reed Investment Management Company

Ivy Distributors, Inc.

Waddell & Reed Services Company, doing business as WI Services Company

Ivy High Income Opportunities Fund

Revised: October 1, 2018

1.	Preface

Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Act”), requires registered investment companies and their investment advisers and principal underwriters to adopt codes of ethics and certain other provisions to prevent fraudulent, deceptive and manipulative practices. Each investment company in Ivy Variable Insurance Portfolios and InvestEd Portfolios, Ivy NextShares and Ivy Funds (collectively the “Ivy Funds”) are registered as open-end management investment companies under the Act. Ivy High Income Opportunities Fund is a registered closed-end management investment company under the Act (“IVH” and together with the Ivy, each a “Fund” and collectively, the “Funds”). Waddell & Reed, Inc. (“WRI”) is the principal underwriter for each of the W&R Funds, and Ivy Distributor, Inc. (“IDI”) is the principal underwriter for Ivy Funds. Waddell & Reed Services Company doing business as WI Services Company (“WISC”) is the accounting services agent, transfer agent and shareholder servicing agent for Waddell & Reed Advisors Funds and InvestEd Portfolios and Ivy Funds and the transfer agent for Ivy Variable Insurance Portfolios. Waddell & Reed Investment Management Company (“WRIMCO”) may serve as investment adviser for institutional clients other than the Funds. Ivy Investment Management Company (“IICO”) is the investment adviser for the Funds and IVH and may also serve as investment adviser for institutional clients other than the Funds. Fiduciary Trust Company of New Hampshire (“FTC”) is a trust company and a subsidiary of WRI and Waddell & Reed Financial, Inc. (“WDR”) is the public parent holding company. Except as otherwise specified herein, this Code applies to all employees, officers, directors and trustees of WRI, WISC, WRIMCO, IDI, IICO and FTC (each a “Company” and collectively, the “Companies”).

This Code of Ethics (the “Code”) is based on the principle that the officers, directors, trustees and employees of the Companies and the Funds have a fiduciary duty to place the interests of their respective advisory clients first, to conduct all personal securities transactions consistently with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of their position of trust and responsibility, and to conduct their personal securities transactions in a manner that does not interfere with the portfolio transactions of any advisory client or otherwise take unfair advantage of their relationship to any advisory client. Persons covered by this Code must adhere to this general principle as well as comply with the specific provisions of this Code. Persons covered by this Code, including Supervised Persons, are required to comply with all Federal securities laws.

Technical compliance with this Code will not insulate from scrutiny trades that indicate an abuse of an individual’s fiduciary duties to any advisory client.

This Code has been approved, and any material change to it must be approved, by each Fund’s board of trustees including a majority of the Fund’s Disinterested Trustees, defined below.

2.	Definitions

“Access Person” means (i) any director, trustee, officer or general partner of a Fund or an Adviser, (ii) any employee of a Fund or Company, any director or officer of a Principal Underwriter, or any director, officer, general partner or employee of any company in a control relationship to a Fund or Adviser who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of securities for an Advisory Client or whose functions relate to the making of any recommendation to an Advisory Client regarding the purchase or sale of securities and (iii) any natural person in a control relationship to a Fund or an Adviser who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of securities by the Fund. A natural person in a control relationship or an employee of a company in a control relationship does not become an “Access Person” simply by virtue of the following: normally assisting in the preparation of public reports, but not receiving information about current recommendations or trading; or a single instance of obtaining knowledge of current recommendations or trading activity, or infrequently and inadvertently obtaining such knowledge. The Compliance Department, in cooperation with department heads, is responsible for determining who are Access Persons.

“Adviser” means each of WRIMCO and IICO.

“Advisory Client” means any client (including any Fund or managed account) for which WRIMCO or IICO serves as an investment adviser, renders investment advice or makes investment decisions.

“Beneficial Ownership” shall be interpreted in the same manner as it would be pursuant to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a Security for purposes of Section 16 thereof. (See Appendix A for a more complete description.)

“Investment Management Compliance Department” shall mean any individual in the Investment Management Compliance Department.

“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

“Disinterested Trustee” means a trustee of a Fund who is not an “interested person” of such Fund within the meaning of Section 2(a)(19) of the Act.

“Equivalent Security” means any Security issued by the same entity as the issuer of a subject security, including options, rights, warrants, preferred stock, restricted stock, phantom stock, bonds and other obligations of that company, or security convertible into another security.

“Immediate Family” of an individual means any of the following persons who reside in the same household as the individual:

child	grandparent	son-in-law
stepchild	spouse	daughter-in-law
grandchild	sibling	brother-in-law
parent	mother-in-law	sister-in-law
stepparent	father-in-law

Immediate Family includes adoptive relationships and any other relationship (whether or not recognized by law) that the Legal Department determines could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety that this Code is intended to prevent.

“Initial Public Offering” means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

“Investment Personnel” means any employee who provides information and advice to a Portfolio Manager or who helps execute the Portfolio Manager’s decisions.

“Non-Affiliated Director” means a director or trustee of a Fund or a Company, who is otherwise not an affiliated person of a Fund or a Company.

“Portfolio Manager” means any employee entrusted with the direct responsibility and authority to make investment decisions affecting an Advisory Client.

“Principal Underwriter” means each of IDI and WRI.

“Private Placement” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) of, or pursuant to Rule 504, Rule 505 or Rule 506 under, the Securities Act of 1933.

“Purchase or Sale of a Security” includes, without limitation, the writing, purchase or exercise of an option to purchase or sell a Security, conversions of convertible securities and short sales.

“Reportable Fund” means (i) any of the Funds; (ii) any other RIC for which a Company serves as an investment adviser as defined in Section 2(a)(20) of the Act; (iii) any Exchange Traded Fund (“ETF”) or derivative thereof; or (iv) any RIC whose investment adviser or principal underwriter controls a Company, or is under common control with a Company.

“RIC” means any investment company registered under the Act.

“SEC” means the United States Securities and Exchange Commission.

“Security” shall have the meaning set forth in Section 202(a)(18) of the Investment Advisers Act of 1940, as amended, except that it does not include (i) direct obligations of the Government of the United States, (ii) bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including repurchase agreements (iii) shares issued by money market RICs; (iv) shares issued by open-end RICs, other than Reportable Funds; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end RICs, none of which is a Reportable Fund.

“Security Held or to be Acquired” by an Advisory Client means (a) any security that, within the most recent 15 days, (i) is or has been held by an Advisory Client or (ii) is being or has been considered for purchase by an Advisory Client, and (b) any option to purchase or sell, and any security convertible into or exchangeable into, a security described in the preceding clause (a).

“Supervised Person” is any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an Adviser, or other person who provides investment advice on behalf of an Adviser and is subject to the supervision and control of the Adviser.

3.	Pre-Clearance Requirements

Except as otherwise specified in this Code, all Access Persons, except a Non-Affiliated Director or Disinterested Trustee or a member of his or her Immediate Family, shall clear in advance through the Investment Management Compliance Department (hereinafter referred to as the “Compliance Department”), any purchase or sale, direct or indirect, of any Security (with the exception of Reportable Funds) in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership; provided, however, that an Access Person shall not be required to clear transactions effected for securities held in any account over which such Access Person does not have any direct or indirect influence or control.

Except as otherwise provided in Section 5, the Compliance Department will not grant clearance for any purchase or sale of a Security by an Access Person if there is a pending open order for that Security (an “Open Order”) on the trading desk. If the Security proposed to be purchased or sold by the Access Person is an option, clearance will not be granted if there is an Open Order on the securities subject to the option. If the Security proposed to be purchased or sold is a convertible security, clearance will not be granted if there is an Open Order on either that security or the securities into which it is convertible. For all other purchases and sales of securities for affiliated accounts, no clearance is necessary, but such transactions are subject to WRIMCO’s or IICO’s Procedures for Aggregation of Orders for Advisory Clients, as amended from time to time.

The Compliance Department may refuse to preclear a transaction if it deems the transaction to involve a conflict of interest, possible diversion of corporate opportunity, or an appearance of impropriety.

Clearance is effective, unless earlier revoked, until the earlier of (1) the close of business on the second trading day, beginning on and including the day on which such clearance was granted, or (2) such time as the Access Person learns that the information provided to the Compliance Department in such Access Person’s request for clearance is not accurate. If an Access Person places an order for a transaction within the two trading days but such order is not executed within the two trading days (e.g., a limit order), clearance need not be re-obtained unless the Access Person who placed the original order amends such order in any way. Clearance may be revoked at any time and is deemed revoked if, subsequent to receipt of clearance, the Access Person has knowledge that a Security to which the clearance relates is being considered for purchase or sale by an Advisory Client.

A Security is “being considered for purchase or sale” when an order to purchase or sell that Security has been given to the trading room, or prior thereto when, in the opinion of the portfolio manager, a decision, whether or not conditional, has been made (even though not yet implemented) to make the purchase or sale, or when the decision-making process has reached a point that such a decision is imminent.

4.	Exempted Transactions

The pre-clearance requirements in Section 3, the prohibited actions and transactions in Section 5 and the reporting requirements set forth in Section 6 of this Code shall not apply to:

(a)

Purchases or sales that are non-volitional on the part of either the Access Person or the Advisory Client. This exemption includes accounts managed by WRIMCO or IICO on a discretionary basis that are deemed to be beneficially owned by an Access Person.

(b)	Purchases that are part of an automatic investment plan or automatic dividend reinvestment plan.

(c)

Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(d)	Transactions in securities of WDR; however, individuals subject to the Insider Trading Policy remain subject to such policy. (See Appendix B).

(e)	Purchases or sales by a Non-Affiliated Director or Disinterested Trustee or a member of his or her Immediate Family, except as provided in Section 6(d).

5.	Prohibited Actions and Transactions

Clearance will not be granted under Section 3 with respect to the following prohibited actions and transactions. Engaging in any such actions or transactions by Access Persons will result in sanctions, including, but not limited to, the sanctions expressly provided for in this Section.

(a)	Access Persons, except a Non-Affiliated Director or Disinterested Trustee, shall not purchase any Initial Public Offering.

(b)

Access Persons, except a Non-Affiliated Director or Disinterested Trustee, shall not execute a transaction in a Security while an Advisory Client has an open buy or sell order on the trading desk in that same security or an equivalent security until that order is executed or withdrawn. An Access Person shall disgorge any profits realized on trades within such period.

(c)

Except for transactions in Reportable Funds, a Portfolio Manager shall not buy or sell a Security within seven (7) trading days before or after an Advisory Client that the Portfolio Manager manages trades in that Security or an equivalent security. A Portfolio Manager shall disgorge any profits realized on such trades within such period. The Compliance Department will review all trades that occur during such period by Portfolio Managers and may allow exceptions when there has been a determination that an exception would be equitable and that no abuse was involved in the trade(s).

(d)

Except for transactions in Reportable Funds, equity investment analysts shall not buy or sell a Security within seven (7) trading days before or after entering a new or changed investment recommendation in that Security or an equivalent security. Equity investment analysts shall disgorge any profits realized on such trades within such period. The Compliance Department will review all trades that occur during such period and may allow exceptions when there has been a determination that an exception would be equitable and that no abuse was involved in the trade(s).

(e)

Except for transactions in Reportable Funds, Investment Personnel and Portfolio Managers shall not profit in the purchase or sale, or sale and purchase, of the same (or equivalent) securities within ninety (90) calendar days. Investment Personnel and Portfolio Managers profiting from short-term transactions shall disgorge any profits realized on such transaction. The Compliance Department will review any such short-term trading by Investment Personnel and Portfolio Managers and may allow exceptions when there has been a determination that an exception would be equitable and that no abuse is involved in the trade(s).

(f)

Investment Personnel and Portfolio Managers shall not acquire a Security in a Private Placement, absent prior authorization from the Compliance Department. The Compliance Department will not grant clearance for the acquisition of a Security in a Private Placement if it is determined that the investment opportunity should be reserved for an Advisory Client or that the opportunity to acquire the Security is being offered to the individual requesting clearance by virtue of such individual’s position with a Company or a Fund. An individual who has been granted clearance to acquire securities in a Private Placement shall disclose such investment when participating in an Advisory Client’s subsequent consideration of an investment in the issuer. A subsequent decision by an Advisory Client to purchase such a Security shall be subject to independent review by Investment Personnel with no personal interest in the issuer.

(g)	An Access Person shall not execute a transaction in a Security on the basis of (i.e., while aware of) material nonpublic information regarding the Security or its issuer.

(h)

An Access Person shall not execute a transaction in a Security that is intended to result in market manipulation, including but not limited to, a transaction intended to raise, lower, or maintain the price of any security or to create a false appearance(s) of active trading.

(i)

An Access Person shall not execute a transaction in a Security involving the purchase or sale of a security at a time when such Access Person intends, or knows of another’s intention, to purchase or sell that Security (or an equivalent security) on behalf of an Advisory Client. This prohibition would apply whether the transaction is in the same (e.g., two purchases) or the opposite (a purchase and sale) direction as the transaction of the Advisory Client.

(j)

An Access Person shall not cause or attempt to cause any Advisory Client to purchase, sell, or hold any Security in a manner calculated to create any personal benefit to such Access Person or his or her Immediate Family. If an Access Person or his or her Immediate Family stands to materially benefit from an investment decision for an Advisory Client that the Access Person is recommending or in which the Access Person is participating, the Access Person shall disclose to the persons with authority to make investment decisions for the Advisory Client, any beneficial interest that the Access Person or his or her Immediate Family has in such security or an equivalent security, or in the issuer thereof, where the decision could create a material benefit to the Access Person or his or her Immediate Family or result in the appearance of impropriety.

(k)

Investment Personnel and Portfolio Managers shall not solicit, accept from, nor give to, any person or entity that does or proposes to do business with or on behalf of an Advisory Client a gift or other thing of more than de minimis value or any other form of advantage. For purposes of this subparagraph, “de minimis” means $100 or less if received in the ordinary course of business.

(l)

Investment Personnel and Portfolio Managers shall not serve on the board of directors of publicly traded companies (with the exception of IVH), absent prior authorization from the Compliance Department. The Compliance Department will grant authorization only if it is determined that such service would be consistent with the interests of any Advisory Client. In the event board service is authorized, such individuals serving as directors shall be isolated from those making investment decisions through procedures designed to safeguard against potential conflicts of interest, such as a Chinese Wall policy or investment restrictions.

(m)	Investment Personnel and Portfolio Managers shall not short sell securities.

(n)	Except for transactions in Reportable Funds, Access Persons are prohibited from transacting in derivatives on any Security.

6.	Reporting by Access Persons

Except for Section 6(d), this Section 6 does not apply to a Non-Affiliated Director or Disinterested Trustee or a member of his or her Immediate Family.

(a)

Each Access Person shall require a broker-dealer or bank effecting a transaction in any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the security to timely send (no later than 30 days after the end of a calendar quarter) duplicate copies (which may be in electronic format) of each confirmation for each securities transaction and/or periodic account statement for each brokerage account in which such Access Person has a beneficial interest to Waddell & Reed, Inc., Attention: Compliance Department.

(b)

Upon commencement of employment, or, if later, at the time he or she becomes an Access Person (and no later than ten (10) days after the person becomes an Access Person), each such Access Person shall provide the Compliance Department with a report (current as of a date no more than 45 days prior to the date the person becomes an Access Person) that discloses:

(i)	The name, number of shares and principal amount of each Security in which the Access Person had any direct or indirect Beneficial Ownership when he or she became an Access Person;

(ii)

The name of any broker, dealer or bank with which the Access Person maintained an account in which securities were held for the direct or indirect benefit of the Access Person as of the date he or she became an Access Person; and

(iii)	The date the report is submitted.

(c)	Annually thereafter, each Access Person shall provide the Compliance Department with a report (current as of a date no more than 30 days before the report is submitted) that discloses:

(i)	The name, number of shares and principal amount of each Security in which the Access Person had any direct or indirect Beneficial Ownership;

(ii)	The name of any broker, dealer or bank with which the Access Person maintains an account in which securities were held for the direct or indirect benefit of the Access Person; and

(iii)	The date the report is submitted.

However, an Access Person shall not be required to make a report with respect to Securities held in any account over which such Access Person does not have any direct or indirect influence or control.

In addition, each Access Person shall annually certify in writing that all transactions in any Security in which such Access Person has, or by reason of such transaction has acquired, any direct or indirect Beneficial Ownership have been reported to the Compliance Department. If an Access Person had no transactions during the year, such Access Person shall so advise the Compliance Department.

(d)

A Disinterested Trustee or a member of his or her Immediate Family need only report a transaction in a Security (other than a Reportable Fund) if such trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties, should have known that, during the 15-day period immediately preceding or following the date of the transaction, such Security was purchased or sold by an Advisory Client or was being considered for purchase or sale by an Advisory Client.

The report should contain:

(i)

the date of the transaction, the name of the security, the interest rate and maturity date (if applicable), the number of shares and the total principal value of the securities involved in the transaction;

(ii)	the nature of the transaction (i.e., a sale or purchase);

(iii)	the price of the security at which the transaction was effected;

(iv)	the name of the broker, dealer or bank with or through which the transaction was effected; and

(v)	the date the report is submitted.

A Disinterested Trustee shall submit the report to the Compliance Department within 30 days after the end of the calendar quarter in which the transaction occurred.

A Disinterested Trustee may satisfy this reporting obligation by sending, or arranging for the broker, dealer or bank to send a copy of the trade confirmation(s) or account statement(s) if the trade confirmation or account statement contains the same information that is required to be included in the report.

(e)

In connection with a report, recommendation or decision of an Access Person to purchase or sell a security, a Company or a Fund may, in its discretion, require such Access Person to disclose his or her direct or indirect Beneficial Ownership of such security. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the security to which the report relates.

(f)

The Compliance Department shall identify all Access Persons who are required to make reports pursuant to Section 6 and shall notify those persons of their reporting obligations hereunder. The Compliance Department shall review, or determine other appropriate personnel to review, the reports submitted pursuant to Section 6.

(g)

Each Access Person shall immediately: (i) identify to the Compliance Department, each new brokerage or other account in which the person has a beneficial interest and (ii) instruct the broker or custodian of that account to deliver to the attention of the Compliance Department duplicate confirmations of all securities transactions and/or duplicate brokerage statements for such accounts. In the case of refusal or similar inability of a broker or a custodian to furnish duplicate confirmations and/or account statements, then the Access Person will be permitted, in the discretion of the Compliance Department, to furnish exact copies of transaction confirmations and/or account statements.

(h)

The transfer agent receives a monthly report of all 401(k) plan exchange and redemption transactions within every Access Persons’ 401(k) plan account. This report is utilized by the transfer agent to monitor the trading activity of Access Persons within their 401(k) plan accounts that could be harmful to other shareholders due to the frequency of the trades.

7.	Reports to Board or Committees of Board

At least annually, each Fund, WRIMCO, IICO, WRI, IDI and WISC shall provide the relevant Fund’s board and that board shall consider a written report that:

(a)

Describes any issues arising under this Code or the related procedures instituted to prevent violation of this Code since the last report to the board, including, but not limited to, information about material violations of this Code or such procedures and sanctions imposed in response to such violations; and

(b)	Certifies that the Fund, WRIMCO, IICO, WRI, IDI and WISC, as applicable, have adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

In addition to the written report otherwise required by Section 7, all material violations of this Code, any exceptions granted pursuant to Sections 5(c) or 5(d) above, and any sanctions imposed with respect thereto shall be periodically reported to each Fund board.

The Disinterested Trustees of the applicable Funds shall be provided a report of any known breach of fiduciary duty and/or Federal securities laws no less frequently than quarterly; provided, however, that any material breach shall be reported promptly.

8.	Confidentiality of Transactions and Information

Every Access Person shall treat as confidential information the fact that a security is being considered for purchase or sale by an Advisory Client, the contents of any research report, recommendation or decision, whether at the preliminary or final level, and the holdings of an Advisory Client and shall not disclose any such confidential information without prior consent from the Compliance Department. Notwithstanding the foregoing, with respect to a Fund, the holdings of the Fund shall not be considered confidential after such holdings by the Fund have been disclosed in a public report to shareholders or to the Securities and Exchange Commission.

Access Persons shall not disclose any such confidential information to any person except those employees and directors who need such information to carry out the duties of their position with a Company or a Fund.

9.	Reporting Violations

It is the responsibility of each Supervised Person promptly to report any violation or apparent violation of this Code by any Supervised Person to the Compliance Department. The Compliance Department will not maintain a record of the reports by such persons (each, a “Reporting Person”), if any, of violations or apparent violations of this Code by any Supervised Persons, but will maintain records of any violations and actions taken as a result of the violations. The Compliance Department will keep the identity of any Reporting Person confidential and privileged under all circumstances, unless such Reporting Person has authorized the Compliance Department to disclose his or her identity.

Reporting Persons may report Code violations on an anonymous basis. The Compliance Department urges any employee that considers making an anonymous complaint to strongly consider that anonymous complaints are, by their nature, susceptible to abuse, less reliable and more difficult to resolve. In addition, employees considering making an anonymous complaint should be aware that there are significant rights and protections available to them if they identify themselves when making a complaint, and these rights and protections may be lost if they make the complaint on an anonymous basis. Therefore, the Compliance Department encourages employees to identify themselves when making reports of Code violations without resort to the anonymity that is available to each employee.

The Compliance Department shall determine, in response to any report, whether or not a violation of this Code has occurred, and shall report such violations to the General Counsel for review and resolution as the General Counsel deems appropriate.

10.	Sanctions

Upon discovering a violation of this Code, each applicable Company or Fund may impose such sanctions as it deems appropriate, including, without limitation, a letter of censure or suspension or termination of the employment of the violator.

11.	Monitoring Compliance with the Code

Each Company that provides services to the Funds shall maintain a Code of Ethics Oversight Committee, which shall be comprised of senior executives, having responsibility for, among other things, all matters relating to issues arising under this Code. Each Code of Ethics Oversight Committee shall hold, at least quarterly, meetings with respect to that Company to review violations of the Code, as well as to consider policy matters relating to the Code.

12.	Certification of Compliance

Each Access Person, except a Non-Affiliated Director or Disinterested Trustee and members of his or her Immediate Family, and each Supervised Person shall certify that he or she has received or accessed the Code from the corporate intranet website, read and understands this Code and recognizes that he or she is subject hereto. Such certifications shall be made (a) at the time a person becomes a Supervised Person, (b) annually, and (c) at any time this Code is materially amended.

13.	Recordkeeping

The Companies shall maintain records in the manner and to the extent set forth below, which records may be maintained pursuant to the conditions described in Rule 31a-2 under the Act and shall be available for examination by representatives of the SEC.

(a)	A copy of this Code and any other code that is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

(b)

A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

(c)

A copy of each report made by an Access Person pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

(e)	A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place;

(f)

A copy of each written report to the boards of trustees of the Funds shall be maintained for at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

(g)

A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities in an Initial Public Offering or a Private Placement, shall be preserved for at least five years after the end of the fiscal year in which the approval is granted.

Appendix A

“Beneficial Ownership”

For purposes of this Code, “Beneficial Ownership” is interpreted in the same manner as it would be pursuant to Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 thereof. In general, a “beneficial owner” of a security is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares any direct or indirect pecuniary interest in the security. The Companies and Funds will interpret Beneficial Ownership in a broad sense.

The existence of Beneficial Ownership is clear in certain situations, such as: securities held in street name by brokers for an Access Person’s account, bearer securities held by an Access Person, securities held by custodians, pledged securities, and securities held by relatives or others for an Access Person. An Access Person is also considered the beneficial owner of securities held by certain family members. The SEC has indicated that an individual is considered the beneficial owner of securities owned by such individual’s Immediate Family. The relative’s ownership of the securities may be direct (i.e., in the name of the relative) or indirect.

An Access Person is deemed to have Beneficial Ownership of securities owned by a trust of which the Access Person is the settlor, trustee or beneficiary, securities owned by an estate of which the Access Person is the executor or administrator, legatee or beneficiary, securities owned by a partnership of which the Access Person is a partner, and securities of a corporation of which the Access Person is a director, officer or shareholder.

An Access Person must comply with the provisions of this Code with respect to all securities in which such Access Person has a Beneficial Ownership. If an Access Person is in doubt as to whether she or he has a Beneficial Ownership interest in a security, the Access Person should report the ownership interest to the Compliance Department. An Access Person may disclaim Beneficial Ownership as to any security on required reports.

Appendix B

“Policy Statement on Insider Trading”

This Policy Statement is intended to inform Company personnel of issues relevant to prohibitions on insider trading so as to enable them to avoid taking action that may be unlawful or to seek clearance and guidance from the Compliance Department when in doubt. It is not the purpose of this Policy Statement to give precise and definitive rules that will relate to every situation, but rather to furnish enough information so that subject persons may avoid unintentional violations and seek guidance when necessary. This Policy Statement applies to every officer, director, employee and associated person of the Companies and extends to activities within and outside their duties with the Companies

I.	Prohibition on Insider Trading

All employees, officers, directors and other persons associated with the Companies as a term of their employment or association are forbidden to misuse material nonpublic information in violation of Federal securities laws or other applicable laws.

This prohibition covers (a) transactions for one’s own benefit and also for the benefit of or on behalf of others, including the Funds and other investment Advisory Clients of WRIMCO and IICO, while aware of material nonpublic information, and (b) the unlawful dissemination of such information to others. Such conduct is frequently referred to as “insider trading.” The prohibition against insider trading applies to transactions in any securities, including publicly traded securities of affiliated companies (e.g., Waddell & Reed Financial, Inc.1)

The term “insider trading” is not defined in the Federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to the communication of material nonpublic information to others. In addition, there is no definitive or precise law as to what constitutes material nonpublic information or its unlawful use. The law in these areas has been developed through court decisions primarily interpreting basic anti-fraud provisions of the Federal securities laws. There is no statutory definition, only statutory sanctions and procedural requirements.

[1]

Reporting transactions in affiliated corporation securities is in addition to and does not replace the obligation of certain senior officers to file reports with the Securities and Exchange Commission.

While the law concerning insider trading is not static, it is generally understood that the law is as follows:

A.

It is unlawful for any person, directly or indirectly, to purchase, sell or cause the purchase or sale of any security, either personally or on behalf of or for the benefit of others, while aware of material, nonpublic information relating thereto, if such person knows or recklessly disregards that such information has been obtained wrongfully, or that such purchase or sale would constitute a wrongful use of such information. The law relates to trading by an insider while aware of material, nonpublic information or trading by a non-insider while aware of material, nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated.

B.

It is unlawful for any person involved in any transaction that would violate the foregoing to communicate material, nonpublic information to others (or initiate a chain of communication to others) who purchase or sell the subject security if such sale or purchase is reasonably foreseeable.

The major elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this Policy Statement, you have any questions, you should consult the Compliance Department.

1.

Who is an Insider? The concept of “insider” is broad. It includes officers, directors and employees of a company in possession of nonpublic information. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and certain of the employees of such organizations. In addition, an employee may become a temporary insider of any company that his or her employer advises or for which it performs services.

2.

What is Material Information? Trading on inside information is not a basis for liability unless the information is material. “Material information” includes information that a reasonable investor would be likely to consider important in making an investment decision, information that is reasonably certain to have a substantial effect on the price of a company’s securities if publicly known, or information that would significantly alter the total mix of information available to shareholders of a company. Information that one may consider material includes information regarding dividends, earnings, estimates of earnings, changes in previously released earnings estimates, merger or acquisition proposals or agreements, major litigation, liquidation problems, new products or discoveries and extraordinary management developments. Material information is not just information that emanates from the issuer of the security, but includes market information such as the intent of someone to commence a tender offer for the securities, a favorable or critical article in an important financial publication or information relating to a Fund’s buying program.

3.

What is Nonpublic Information? Information is nonpublic until it has been effectively communicated to the marketplace and is available to investors generally. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in The Wall Street Journal or other publications of general circulation would be considered public.

4.

When is a Person Aware of Information? A person is “aware” of material nonpublic information if he or she has knowledge or is conscious or cognizant of such information. Once a person is aware of material, nonpublic information, he or she may not buy or sell the subject security, even though the person is prompted by entirely different reasons to make the transaction, if such person knows or recklessly disregards that such information was wrongfully obtained or will be wrongfully used. Advisory personnel’s normal analytical conclusions, no matter how thorough and convincing, can temporarily be of no use if the analyst has material nonpublic information, which he or she knows or recklessly disregards is information that was wrongfully obtained or would be wrongfully used.

5.

When Is Information Wrongfully Obtained or Wrongfully Used? Wrongfully obtained connotes the idea of gaining the information from some unlawful activity such as theft, bribery or industrial espionage. It is not necessary that the subject person gained the information through his or her own actions. Wrongfully obtained includes information gained from another person with knowledge that the information was so obtained or with reckless disregard that the information was so obtained. Wrongful use of information concerns circumstances where the person gained the information properly, often to be used properly, but instead used it in violation of some express or implied duty of confidentiality. An example would be the personal use of information concerning a Fund’s trades. The employee may need to know a Fund’s pending transaction and may even have directed it, but it would be unlawful to use this information in his or her own transaction or to reveal it to someone he or she believes may personally use it. Similarly, it would be unlawful for a person to use information obtained from a family member if the person has agreed to keep the information confidential or knows (or reasonably should know) that the family member expected the information to be kept confidential.

6.

When Is Communicating Information (Tipping) Unlawful? It is unlawful for a person who, although not trading himself or herself, communicates material nonpublic information to those who make an unlawful transaction if the transaction is reasonably foreseeable. The reason for tipping the information is not relevant. The tipper’s motivation is not of concern, but it is relevant whether the tipper knew the information was unlawfully obtained or was being unlawfully used. For example, if an employee tips a friend about a large pending trade of a Fund, why he or she did so is not relevant, but it is relevant that he or she had a duty not to communicate such information. It is unlawful for a tippee to trade while aware of material nonpublic information if he or she knew or recklessly ignored that the information was wrongfully obtained or wrongfully communicated to him or her directly or through a chain of communicators.

II.	Penalties for Insider Trading

Penalties for unlawful trading or communication of material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all the penalties below even if he or she does not personally benefit from the violation. Penalties include civil injunctions, treble damages, disgorgement of profits, jail sentences, fines for the person who committed the violation and fines for the employer or other controlling person. In addition, any violation of this Policy Statement can be expected to result in serious sanctions by any or all of the Companies, including, but not limited to, dismissal of the persons involved.

III.	Monitoring of Insider Trading

The following are some of the procedures that have been established to aid the officers, directors and employees of the Companies in avoiding insider trading, and to aid the Companies in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of the Companies must follow these procedures or risk serious sanctions, including dismissal, substantial liability and criminal penalties. If you have any questions about these procedures, you should consult the Compliance Department.

A.	Identifying Inside Information

Before trading for yourself or others in the securities of a company about which you may have potential inside information, ask yourself the following questions:

(1)

Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of securities if generally disclosed?

(2)

Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in a publication of general circulation?

(3)	Do you know or have any reason to believe the information was wrongfully obtained or may be wrongfully used?

If after consideration of the above, you believe that the information is material and nonpublic and may have been wrongfully obtained or may be wrongfully used, or if you have questions as to whether the information is material or nonpublic or may have been wrongfully obtained or may be wrongfully used, you should take the following steps:

(1)	Report the matter immediately to the Compliance Department.

(2)	Do not purchase or sell the securities on behalf of yourself or others.